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                                                                    EXHIBIT 10.7

             EXECUTIVE CASH COMPENSATION PROGRAM -  BASE PLAN 2000

The following plan is based on achieving certain financial performance by the so-called base companies comprising Protocol Communications Inc. as of Jan. 1, 2000. Participation in this plan is in lieu of any other bonus cash compensation provided for under previous plans or other agreements.

A. PARTICIPANTS AND SHARES OF BONUS POOL

                       PARTICIPANTS             SHARE OF POOL
                       ------------             -------------
                       D. Vandeveer                  1.0
                       J. Lewis                      1.0
                       D. Dearborn                   1.0
                       C. Cohen                      1.0
                       R. Roscoe                     0.7
                       S. Mclean                     0.5
                       B. Bossert                    0.5
                       K. Blayne                     0.5
                       R. Wilson                     0.5
                       D. Collins                    0.2
                       D. Zonies                     0.1
                                                     ---
                                        TOTAL SHARES 7.0

B. FUNDING OF THE BONUS POOL

The bonus pool shall be funded by the first one million dollars of EBITDA, or part thereof, which exceeds the Company's base EBITDA plan of $20.8M, post review by the Company's auditors. Pro Forma adjustments to the plan, if any, to reflect changes which occur in the structure of the Company in the year 2000 will be mutually agreed to by the Board of Protocol and a majority of the Shares of the pool.

The pool shall be further funded by fifty percent of the EBITDA achieved by the Company in excess of $21.8M. Such additional EBITDA funding will cease with respect to any participant at such time as the total actual dollars received from the pool (or from any other Company established bonus pool) are equal to that participant's base compensation. It is the intent of this limitation than no Executive of the Company receives a bonus from the company of more than one times base salary.
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C.   APPLICATION OF SHARES UPON OCCURRENCE OF THE BONUS CAP

For purposes of calculation of actual bonus payments, if and as each participant reaches his salary and bonus cap as defined herein, that participant shall be removed from the pool. Thereafter, all bonus dollars remaining in the pool shall be distributed to the remaining members of the pool as a ratio of their original shares of the pool divided by the remaining shares in the pool. This process shall continue until there are either no further dollars in the pool or all members have achieved their caps. EXAMPLE: Assume that the EVP's reach their caps, and there remains $100. In the pool to distribute, Bob Roscoe's share is computed as .7 (his orig. share) divided by
2.9 (the shares remaining in the pool) times $100 (the money remaining in the pool).

D.   DISCRETION OF PRESIDENT/CEO

Except as may be otherwise required by the provisions of a participant's employment or other agreement, continued participation in the bonus pool is at the discretion of the President and CEO of the Company. It is expected, at a minimum, that failure on the part of the participant to achieve individually assigned goals, or, as appropriate, division goals, for the year 2000, or, lack of EXTRAORDINARY EFFORT on the part of the participant relative to his peers in achieving the Company's stretch plan, would result in exclusion from the plan in the sole discretion of the Company CEO.

E.   OTHER CONDITIONS

Bonuses, if any, will be paid following the conclusion of the Company's year-end audit by KPMG. Eligibility for the bonus requires that the participant continuously be an employee of the Company through the date on which payment is actually made.

This plan may be terminated, in whole or in part, by unanimous action of the Board of Directors of the Company, if deemed necessary by the Board incident to an IPO which actually occurs in the year 2000.